Exhibit 99.1

Media Contact:
Kimberly-Clark Corp.
Bob Brand
+1.972.281.5335
bob.brand@kcc.com

KIMBERLY-CLARK SIGNS AGREEMENTS TO PURCHASE PENSION ANNUITY CONTRACTS

DALLAS, February 23, 2015 - Kimberly-Clark today announced it has entered into purchase agreements with The Prudential Insurance Company of America (Prudential) and Massachusetts Mutual Life Insurance Company (MassMutual) for group annuity contracts that will transfer payment responsibility for retirement pension benefits owed to approximately 21,000 Kimberly-Clark retirees in the U.S. to the two insurers.
Starting June 1, Prudential will begin making benefit payments to the affected retirees along with providing administrative services. Retirees will receive the same monthly benefit they were receiving from Kimberly-Clark. While Prudential will be the annuity administrator for the benefit payments, each retiree’s benefit will be split evenly between Prudential and MassMutual, enhancing the security of the retirees’ benefits. By transferring the obligations to Prudential and MassMutual, Kimberly-Clark will reduce its pension projected benefit obligation by approximately $2.5 billion.
“The group annuity contracts from Prudential and MassMutual, both highly rated insurance companies and experts in this field, provide excellent benefit security for our retirees, while further reducing non-core financial risk for Kimberly-Clark,” said Chief Financial Officer Mark Buthman.
State Street Global Advisors (SSGA), a leading independent fiduciary, was appointed as the independent fiduciary representing the interests of the impacted retirees. SSGA evaluated the insurance companies that were available to provide annuities and the potential annuity structures. Based upon a number of factors, including the financial strength of insurers, SSGA determined that a transaction split between Prudential and MassMutual was the safest available annuity structure to provide retiree benefits. The annuity purchase will be funded with assets of Kimberly-Clark’s U.S. pension plan.
Kimberly-Clark expects to make a $400 to $475 million contribution to its U.S. pension plan to support this transaction. This contribution will be funded by debt financing and is incremental to the company’s previous assumption for 2015 global defined benefit pension plan contributions of up to $100 million. As a result of the annuity purchases, Kimberly-Clark expects to recognize a non-cash pension settlement charge of $0.8 billion after tax ($1.3 billion before-tax) in the second quarter of 2015. This charge will be excluded from the company’s 2015 adjusted results.
The retirees whose benefits are included in this transaction will receive personalized communications with more details.

Deutsche Bank and Towers Watson served as strategic advisors to Kimberly-Clark in this transaction.

About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world’s population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the Company’s 143-year history of innovation, visit www.kimberly-clark.com or follow us on Facebook or Twitter.

About Prudential
Prudential Retirement delivers retirement plan solutions for public, private and non-profit organizations. Prudential Retirement is a business unit of The Prudential Insurance Company of America (PICA), Newark, NJ, and Prudential Retirement Insurance and Annuity Company (PRIAC), Hartford, CT, both of which are Prudential Financial companies. Services include defined contribution, defined benefit and non-qualified deferred compensation record keeping, administrative services, investment management, comprehensive employee education and communications, and trustee services, as well as a variety of products and strategies, including institutional investment and income products, pension risk transfer solutions and structured settlement services. With over 85 years of retirement experience, Prudential Retirement helps meet the needs of 4.0 million participants and annuitants. Prudential Retirement has $363.8 billion in retirement account values as of December 31, 2014.
Prudential Financial, Inc. (NYSE: PRU) is a financial services leader with more than $1 trillion of assets under management as of December 31, 2014, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential's iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com. Insurance products are issued by PICA and PRIAC, both of which also provide retirement products and services. Each company is solely responsible for its financial condition and contractual obligations.
Media Contacts:
Tanya Valle - 973.802.4370, tanya.valle@prudential.com
Josh Stoffregen - 973.802.3996, josh.stofffregen@prudential.com

About MassMutual
Founded in 1851, MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policy owners. The company has a long history of financial strength and strong performance. With whole life insurance as its foundation, MassMutual provides products to help meet the financial needs of clients, such as life insurance, disability income insurance, long term care insurance, retirement/401(k) plan services, and annuities.
MassMutual’s Retirement Services Division has been serving retirement plans for more than 65 years. It offers a full range of products and services for corporate, union, nonprofit and governmental employers' defined benefit, defined contribution and nonqualified deferred compensation plans. It serves approximately 2.8 million participants.
You can find additional information on the company website: massmutual.com.
Media Contact:
Dave Potter - 860.552.1525, dpotter@massmutual.com

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